EXHIBIT 10.1
$700,000,000
CREDIT AGREEMENT
Dated as of November 23, 2005
among
IVAX CORPORATION,
as Borrower,
CITICORP NORTH AMERICA, INC.,
as Administrative Agent
and
The Other Lenders Party Hereto
and
CITIGROUP GLOBAL MARKETS INC.,
as Sole Lead Arranger
and
Bookrunner

i

ii

SCHEDULES

1.01	—	IVAX Disclosure Schedules
2.01	—	Commitments and Applicable Percentages
10.02	—	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

A	—	Form of Loan Notice
B	—	Form of Conversion or Continuation Notice
C	—	Form of Note
D	—	Form of Assignment and Assumption
E	—	Form of Guaranty

iii

CREDIT AGREEMENT
     This CREDIT AGREEMENT (this “Agreement”) is entered into as of November 23, 2005, among IVAX CORPORATION, a Florida corporation (“IVAX”), which as of the Merger Effective Date (as hereinafter defined) is to be merged with Ivory Acquisition Sub, Inc., a Florida corporation, with IVAX being the surviving corporation, and which as of the Subsequent Merger Effective Date (as hereinafter defined) is to be merged into and succeeded by Ivory Acquisition Sub II, Inc., a Florida corporation (the “Surviving Corporation”) (IVAX, as succeeded by the Surviving Corporation as of the Subsequent Merger Effective Date, being (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”) and CITICORP NORTH AMERICA, INC., as Administrative Agent.
     The Borrower has requested that the Lenders provide a credit facility to make multiple delayed-draw term loans to the Borrower, and the Lenders are willing to do so on the terms and conditions set forth herein.
     In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
     Section 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
     “2001 Indenture” means the Indenture described in clause (d) of the definition of “Indenture”.
     “Act” has the meaning assigned to such term in Section 10.16.
     “Administrative Agent” means Citicorp North America, Inc., in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
     “Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.
     “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

     “Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
     “Aggregate Commitments” means the Commitments of all the Lenders.
     “Agreement” means this Credit Agreement.
     “ANDA” means an abbreviated new drug application containing data which when submitted to the FDA’s Center For Drug Evaluation Research, Office of Generic Drugs, provides for the review and ultimate approval of a generic drug product.
     “Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time. If the commitment of each Lender to make Loans has been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
     “Applicable Rate” means, from time to time, the following percentages per annum in respect of the facility fee pursuant to Section 2.07, the Eurodollar Rate Loans, and the Base Rate Loans, as the case may be, as set forth below:

Facility Fee	0.15%
Eurodollar Rate Loans	0.60%
Base Rate Loans	0.00%
     “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     “Arranger” means Citigroup Global Markets Inc., in its respective capacities as sole lead arranger and bookrunner.
     “Asbestos” includes chrysotile, amosite, crocidolite; tremolite asbestos, anthophyllite asbestos, actinolite asbestos, asbestos winchite, asbestos richterite, and any of these minerals that have been chemically treated and/or altered and any asbestiform variety, type or component thereof and any asbestos-containing material.

     “Asbestos-Containing Material” means any material containing Asbestos, including, without limitation, any Asbestos-containing products, automotive or industrial parts or components, equipment, improvements to real property and any other material that contains Asbestos.
     “Assignment and Assumption” means an Assignment and Assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form approved by the Administrative Agent.
     “Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2004 and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.
     “Authorized Officer” the chief executive officer, president, chief financial officer or treasurer of a Loan Party, acting singly. Any document delivered hereunder that is signed by an Authorized Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Authorized Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
     “Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the Merger Effective Date, (c) the date of termination of the Aggregate Commitments pursuant to Section 2.04, and (d) the date of termination of the commitment of each Lender to make Loans pursuant to Section 8.02.
     “Bankruptcy and Equity Exception” has the meaning specified in Section 5.02.
     “Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced by Citibank in New York, New York from time to time as Citibank’s “base rate.” Any change in such rate announced by Citibank, N.A. shall take effect at the opening of business on the day specified in the public announcement of such change.
     “Base Rate Loan” means a Loan that bears interest based on the Base Rate.

     “Borrower” has the meaning specified in the introductory paragraph hereto.
     “Borrower Materials” has the meaning assigned to such term in Section 6.01(f).
     “Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.
     “Borrowing Date” means the Initial Borrowing Date and each other date on which a Borrowing occurs.
     “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
     “Capitalized Lease” of a Person means any lease of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.
     “Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.
     “Cash Equivalents” means any of the following types of investments, to the extent owned by the Borrower free and clear of all Liens, time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated at least “Prime-1” (or the equivalent grade) be Moody’s or at least “A-1” (or the then equivalent grade) by S&P and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 1 day from the date of acquisition thereof.
     “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Entity or (c) compliance by any Lender (or, for the purpose of Section 3.04(b), any Lending Office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Entity.
     “Change of Control” means, other than the execution of the Merger Agreement and the consummation of the Merger contemplated by the Merger Agreement, (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of equity interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding equity interests in the Borrower or (b) the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were not (i) directors of the Borrower on the date of this Agreement, (ii) nominated by the board of directors of the Borrower, or (iii) appointed by directors referred to in the preceding clauses (i) and (ii).
     “Citibank” means Citibank, N.A. and its successors.
     “Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time.
     “Commitment” means, as to each Lender, its obligation to make Loans to the Borrower pursuant to Section 2.01, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
     “Company Disclosure Schedules” means the disclosure schedules delivered by the Borrower under the Merger Agreement as supplemented by the IVAX Disclosure Schedules.
     “Company Foreign Benefit Plan” has the meaning assigned to such term in Section 5.08(f).
     “Company Reports” means the filings required to be made with the SEC by the Borrower since December 31, 2001 under the Securities Act and the Exchange Act, including all forms, registration, proxy and information statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements appertaining thereto, and complied, as of their respective dates, in all material respects with all applicable requirements of the appropriate statutes and the rules and regulations thereunder, including any amendments of any such reports filed with or furnished to the SEC by the Borrower prior to the date hereof.
     “Company Stock Option Plan” means each of (i) the Borrower’s 1985 Stock Option Plan, (ii) the Borrower’s 1994 Stock Option Plan, (iii) the Borrower’s 1997 Employee Stock Option Plan, (iv) the Borrower’s 1999 Employee Stock Purchase Plan and the Borrower’s 2004 Incentive Compensation Plan.
     “Compensation and Benefit Plan” means, with respect to any Person, any bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, change in control, retention, restricted stock, stock option, employment, termination, severance, compensation, medical, health or other compensation or benefit plan, including, without limitation, each “employee benefit plan” within the meaning of Section 3(3) of ERISA, that covers employees or former employees, or directors or former directors of the such Person or any of its Subsidiaries, or to which contributions are made or otherwise required to be made, by such Person or any of its Subsidiaries, together with any trust agreement or insurance contract forming a part of such Compensation and Benefit Plan.
     “Consolidated Capital Expenditures” means, for any period, the aggregate of all cash expenditures by the Borrower and its Subsidiaries during such period that, in conformity with GAAP, are or are required to be included in the property, plant or equipment or similar fixed assets reflected in the consolidated balance sheet of the Borrower and its Subsidiaries.
     “Consolidated Debt” means, at any time, all Debt that would be required to appear as liabilities on the consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with GAAP plus all guarantee obligations (or obligations having the economic effect of guarantee obligations) of the Borrower or any Subsidiary in respect of Debt of Persons other than the Borrower or any Subsidiary.
     “Consolidated EBITDA” means, for any period, Consolidated Net Income for such period, excluding, to the extent included in determining such Consolidated Net Income, extraordinary items, non-cash restructuring charges, non-cash nonrecurring charges, losses from asset impairments and gains or losses resulting from the sale of assets not in the ordinary course of business, plus, without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) Consolidated Interest Expense for such period, (ii) income taxes for such period, and (iii) depreciation and amortization for such period, all determined on a consolidated basis for each such item in accordance with GAAP; provided, however, that for any period ending on or after December 31, 2005, accelerated recognition of the following amounts shall not reduce Consolidated Net Income: (A) capitalized costs relating to the issuance of the Convertible Notes, (B) expenses related to the Merger and (C) up to $15,000,000 as a result of conforming accounting adjustments required to be made in anticipation of the Merger.
     “Consolidated Interest Expense” means, for any period, the total cash interest expense of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP with respect to all outstanding Debt of the Borrower and its Subsidiaries.
     “Consolidated Net Income” means, for any period, net income for the Borrower and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.
     “Consolidated Net Worth” means, with respect to any Person, the consolidated stockholders’ equity of such Person determined in accordance with GAAP.
     “Contingent Obligation” of a Person means any obligation arising under any agreement, undertaking or arrangement by which (a) such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the financial obligation or similar liability of any other Person, or (b) agrees to maintain the net worth or working capital or other financial condition of any other Person, or (c) otherwise assures any creditor of such other Person against loss, including, without limitation, in each case, any comfort letter, operating agreement or take-or-pay contract or application for a letter of credit, but excluding in each case obligations incurred by any Loan Party under insurance policies or contracts entered into in the ordinary course of business.
     “Contracts” has the meaning specified in Section 5.03(b).
     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
     “Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with any of the Loan Parties and/or one or more of the Subsidiaries, are treated as a single employer (i) under Section 414(b) or (c) of the Code or (ii) for the purposes of Section 302 of ERISA or Section 412 of the Code, under Section 414(b), (c), (m) or (o) of the Code.
     “Conversion or Continuation Notice” means a notice of conversion or continuation delivered pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit B.
     “Conversion Price” means the amount payable in cash to a Convertible Note Holder (i) in the case of any Indenture other than the 2001 Indenture, upon conversion of its Convertible Note in accordance with the terms of such Indenture or (ii) in the case of the 2001 Indenture, upon exercise and consummation of its repurchase obligation pursuant to Section 3.07 of the 2001 Indenture.
     “Convertible Note” means a convertible note referred to in the definition of “Indenture”.
     “Convertible Note Holder” means a registered holder of a Convertible Note.
     “DEA” means the United States Drug Enforcement Administration.
     “Debt” of a Person means such Person’s (a) obligations for borrowed money, (b) obligations representing the deferred purchase price of property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (c) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, (d) obligations which are evidenced by notes, bonds, or similar instruments, (e) Capitalized Lease Obligations, (f) Contingent Obligations and (g) obligations for which such Person is obligated pursuant to or in respect of a letter of credit.
     “Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
     “Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

     “Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate, if any, applicable to Base Rate Loans plus (c) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum.
     “Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.
     “Dollar” and “$” mean lawful money of the United States.
     “Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by the Administrative Agent (such approval of the Administrative Agent not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries, or Teva Pharmaceutical Industries Limited or any of its Affiliates or Subsidiaries.
     “Environmental Law” means any Law (including common law) relating to: (a) pollution; (b) the protection of the environment (including air, water, soil, subsurface strata and natural resources) or human health and safety; and (c) the regulation of the generation, use, storage, handling, transportation, treatment, release, remediation or disposal of Hazardous Substances.
     “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Substances, (c) exposure to any Hazardous Substances, (d) the release or threatened release of any Hazardous Substances into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

     “ERISA Affiliate” has the meaning assigned to such term in Section 5.08(b).
     “Eurodollar Rate” means for any Interest Period with respect to a Eurodollar Rate Loan:
     (a) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on Telerate Page 3750 (or any successor thereto) as the London interbank offered rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or
     (b) if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or
     (c) if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Citibank and with a term equivalent to such Interest Period would be offered by Citibank ‘s London Branch to major banks in the London interbank eurodollar market at their request at approximately 4:00 p.m. (London time) two Business Days prior to the first day of such Interest Period.
     (d) The rate determined as set forth above shall be rounded upward, if necessary, to the nearest 1/100 of 1%.
     “Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.
     “Event of Default” has the meaning specified in Section 8.01.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.

     “Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 10.13), any withholding tax imposed by the jurisdiction in which the Borrower is resident that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or the date on which a Participant becomes entitled to the benefits of Section 3.01 pursuant to Section 10.06(d) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a).
     “FDA” means the United States Food and Drug Administration.
     “Federal Funds Rate” means, for any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average quotations (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.
     “Fee Letter” means the letter agreement, dated November 23, 2005, between the Borrower and the Administrative Agent relating to the Administrative Agent fee payable pursuant thereto.
     “FGIT Warrant” means the Warrant to Purchase Shares of Common Stock of IVAX Corporation issued (as a replacement issuance) on November 29, 2002 to Frost Gamma Investment Trust.

     “Financial Officer” of a Person means the chief financial officer, principal accounting officer, treasurer or controller of such Person or any officer having substantially the same position for such Person.
     “Fiscal Quarter” means one of the four three-month accounting periods comprising a Fiscal Year.
     “Fiscal Year” means the twelve-month accounting period ending December 31 of each year.
     “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
     “FRB” means the Board of Governors of the Federal Reserve System of the United States.
     “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
     “GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
     “Governmental Entity” has the meaning specified in Section 5.03(a).
     “Guarantors” means the Material Subsidiaries.
     “Guaranty” means the Guaranty made by the Guarantors in favor of the Administrative Agent and the Lenders, substantially in the form of Exhibit E.
     “Hazardous Substance” means any chemical, material or substance that is defined as harmful to human health, the environment, or natural resources by any Environmental Law, including without limitation, petroleum, petroleum products, Asbestos, and Asbestos-Containing Materials.

     “Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement or puts and calls on any of the foregoing and with respect to equity securities.
     “Indemnified Taxes” means Taxes other than Excluded Taxes.
     “Indemnitee” has the meaning specified in Section 10.04(b).
     “Indenture” means any of: (a) the Indenture, dated as of December 22, 2004, between the Borrower and the Trustee relating to the Borrower’s 1.875% Convertible Senior Notes due 2024, (b) the Indenture, dated as of February 23, 2005 between the Borrower and the Trustee relating to the Borrower’s 1.5% Convertible Senior Notes due 2024, (c) the Indenture, dated as of May 9, 2005 between the Borrower and the Trustee relating to the Borrower’s 1.5% Convertible Senior Notes due 2025, (d) the Indenture, dated as of May 4, 2001, between the Borrower and the Trustee relating to the Borrower’s 4.5% Convertible Senior Subordinated Notes due 2008 and (e) the Indenture, dated as of March 3, 2004, between the Borrower and the Trustee relating to the Borrower’s 1.5% Convertible Senior Notes due 2024.
     “Information” has the meaning assigned to such term in Section 10.07.
     “Initial Borrowing Date” means the first date on which a Borrowing occurs in accordance with Section 4.02.
     “Intellectual Property Rights” shall mean all patents, patent applications, trademarks, trade names, service marks, brand names, copyrights, technology, know-how, computer software programs or applications, databases and tangible or intangible proprietary information or materials that are currently used in the Borrower’s and its Subsidiaries’ businesses and as to which Borrower and its Subsidiaries have rights.
     “Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; and (b) as to any Base Rate Loan, the first Business Day of each calendar month commencing December, 2005 and the Maturity Date.
     “Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one month thereafter; provided that:
     (i) any Interest Period that would otherwise end on a day that is not a

Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
     (ii) any Interest Period pertaining to a Eurodollar Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
     (iii) no Interest Period shall extend beyond the Maturity Date.
     “IRS” means the United States Internal Revenue Service.
     “IVAX Disclosure Schedules” means the IVAX Disclosure Schedules attached as Schedule 1.01 hereto.
     “Laws” has the meaning specified in Section 5.09.
     “Lender” has the meaning specified in the introductory paragraph hereto.
     “Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.
     “Lien” means any security interest, lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement); provided, however, that a “Lien” shall not be deemed to arise from repurchase transactions or reverse repurchase transactions or from programs where the Borrower or any Subsidiary lends securities.
     “Liquidity Test” has the meaning specified in Section 7.05(d).
     “Litigation Claims” has the meaning specified in Section 5.07.
     “Loan” has the meaning specified in Section 2.01.
     “Loan Documents” means this Agreement, each Note, and the Guaranty.

     “Loan Notice” means a notice of a Borrowing, pursuant to Section 2.02(a), which, shall be substantially in the form of Exhibit A.
     “Loan Parties” means, collectively, the Borrower and the Guarantors.
     “Margin Stock” has the meaning assigned to such term under Regulation U of the FRB.
     “Material Adverse Change” means a material adverse change in the business, condition (financial or otherwise) or operations of the Borrower and its Subsidiaries taken as a whole; provided, however, that any such change resulting from or arising out of (i) any change in Law or GAAP or interpretations thereof, (ii) general changes in economic or business conditions or general changes in the securities markets, (iii) changes in conditions generally affecting the generic pharmaceutical industry or the pharmaceutical industry, or (iv) the execution and delivery of the Merger Agreement or the consummation of the transactions contemplated thereby or any action taken pursuant to the Merger Agreement, shall not be considered when determining if a Material Adverse Change has occurred, except in the case of clauses (i), (ii) or (iii) for such effects which have a materially disproportionate impact on the Borrower and its Subsidiaries taken as a whole, relative to other companies in the pharmaceutical industry.
     “Material Adverse Effect” means a material adverse effect on the financial condition, business or results of operations of the Borrower and its Subsidiaries taken as a whole; provided, however, that any such effect resulting from or arising out of (i) any change in Law or GAAP or interpretations thereof, (ii) general changes in economic or business conditions or general changes in the securities markets, (iii) changes in conditions generally affecting the generic pharmaceutical industry or the pharmaceutical industry, or (iv) the execution and delivery of the Merger Agreement or the consummation of the transactions contemplated thereby or any action taken pursuant to the Merger Agreement, shall not be considered when determining if a Material Adverse Effect has occurred, except in the case of clauses (i), (ii) or (iii) for such effects which have a materially disproportionate impact on the Borrower and its Subsidiaries taken as a whole, relative to other companies in the pharmaceutical industry.
     “Material Subsidiary” means, at any time, any directly or indirectly wholly-owned Subsidiary of the Borrower organized under the Laws of (i) any State of the United States or the District of Columbia or (ii) any commonwealth, territory or possession of the United States which, together with its Subsidiaries, has either assets or revenues from operations that exceed $20,000,000.
     “Maturity Date” means the earliest of (a) May 23, 2006, (b) the third Business Day after the Merger Effective Date, (c) the date of termination in whole of the

Commitments pursuant to Section 2.04(c) and (d) the date of the termination in whole of the Commitments pursuant to Section 8.02.
     “Merger” means the merger transactions contemplated by the Merger Agreement.
     “Merger Agreement” means the Agreement and Plan of Merger, dated as of July 25, 2005 by and among the Borrower, TEVA Pharmaceutical Industries Limited, an Israeli corporation, Ivory Acquisition Sub, Inc., a Florida corporation and Ivory Acquisition Sub II, Inc., a Florida corporation.
     “Merger Effective Date” means the Effective Time (as defined in the Merger Agreement).
     “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
     “Multiemployer Plan” means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which any Loan Party or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.
     “Non-Bank Certificate” has the meaning specified in Section 3.01(e)(iii).
     “Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit C.
     “Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
     “Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Entity in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
          “Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes or similar charges or levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
          “Outstanding Amount” means, with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans, as the case may be, occurring on such date.
          “Participant” has the meaning specified in Section 10.06(d).
          “PBGC” means the Pension Benefit Guaranty Corporation.
          “Pension Plan” has the meaning specified in Section 5.08(a).
          “Person” shall mean any individual, corporation (including not-for-profit corporations), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.
          “Plan” means an employee pension benefit plan, as defined in Section 3(2) of ERISA, as to which either Loan Party or any member of the Controlled Group may have any liability.
          “Platform” has the meaning assigned to such term in Section 6.01(f).
          “Purchase” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which any Loan Party or any Subsidiary (a) acquires any going business or all or substantially all of the assets of any firm, corporation or division or line of business thereof, whether through purchase of assets, merger or otherwise, or (b) directly or indirectly acquires (in one transaction or as of the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding partnership interests of a partnership.

          “Register” has the meaning specified in Section 10.06(c).
          “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
          “Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Single Employer Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event; provided, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.
          “Required Lenders” means, as of any date of determination, Lenders having more than 50% of the Aggregate Commitments or, if the commitment of each Lender to make Loans has been terminated pursuant to Section 8.02, Lenders holding in the aggregate more than 50% of the Total Outstandings; provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
          “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.
          “SEC” means the Securities and Exchange Commission, or any Governmental Entity succeeding to any of its principal functions.
          “Significant Subsidiary” means a “significant subsidiary” within the meaning of Rule 1.02(w) of Regulation S-X promulgated pursuant to the Exchange Act.
          “Single Employer Plan” means a Plan subject to Title IV of ERISA maintained by either Loan Party or any member of the Controlled Group for employees of such Loan Party or member of the Controlled Group, other than a Multiemployer Plan.
          “Solvent” shall mean, with respect to any person on a particular date, that on such date (i) the fair value of the property of such person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such person, (ii) the present fair salable value of the assets of such person is not less than the amount that will be required to pay the probable liability of such person on its debts as they become absolute and matured, (iii) such person does not intend to, and does not believe that it will, incur debts or liabilities beyond such person’s ability to pay as such debts and liabilities mature and (iv) such person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such person’s property would constitute an unreasonably small capital. For purposes of the definition of “Solvent” above, the amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing as such time, represents the amount that can reasonably be expected to become an actual or matured liability.
          “Subsidiary” means, with respect to any Person, any entity, whether incorporated or unincorporated, of which at least a majority of the securities ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such Person or by one or more of its respective Subsidiaries or by such Person and any one or more of its respective Subsidiaries.
          “Surviving Corporation” has the meaning assigned to such term in the introductory paragraph of this Agreement.
          “Tax” (including, with correlative meaning, the term “Taxes,”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.
          “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns, as well as attachments thereto and amendments thereof) required to be supplied to a Tax authority relating to Taxes.
          “Termination Event” means, with respect to a Plan which is subject to Title IV of ERISA, (a) a Reportable Event, (b) the withdrawal of a Loan Party or any other member of the Controlled Group from such Plan during a plan year in which such Loan Party or member of the Controlled Group was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the termination of such Plan, the filing of a notice of intent to terminate such Plan or the treatment of an amendment of such Plan as a termination under Section 4041 of ERISA, (d) the institution by the PBGC of proceedings to terminate such Plan or (e) any event or condition which could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or appointment of a trustee to administer, such Plan.
          “Threshold Amount” means $20,000,000.

          “Total Outstandings” means the aggregate Outstanding Amount of all Loans.
          “Transactions” means the execution, delivery and performance by the Loan Parties of the Loan Documents, the borrowing of Loans and the use of the proceeds thereof.
          “Trustee” means, with respect to any Indenture, U.S. Bank National Association in its capacity as trustee under such Indenture.
          “Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.
          “Unfunded Liability” means the amount (if any) by which the present value of all vested and unvested accrued benefits under a Single Employer Plan exceeds the fair market value of assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans based on the actuarial assumptions used by the Plan’s actuary in the most recent annual valuation of the Plan.
          “United States” and “U.S.” mean the United States of America.
          Section 1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
          (a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
          (b) The word “knowledge” or any similar formulation when used with respect to the Borrower, shall mean, the actual knowledge of those persons set forth on Schedule 5.1(a) of the Company Disclosure Schedules.
          (c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
          (d) Article and Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
          Section 1.03 Accounting Terms. (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time.
          (b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
          Section 1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
          Section 1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
ARTICLE II
THE COMMITMENTS AND LOANS
          Section 2.01 Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Borrowing, (i) the Total Outstandings shall not exceed the Aggregate Commitments, and (ii) the aggregate Outstanding Amount of the Loans of any Lender shall not exceed such Lender’s Commitment. Loans prepaid or repaid pursuant to this Agreement may not be reborrowed. Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.
          Section 2.02 Borrowings, Conversions and Continuations of Loans.
          (a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which (x) in the case of a Borrowing shall be in the form of a written Loan Notice and (y) in the case of a conversion or continuation of a Type of Loan may be given by telephone or in the form of a written Conversion or Continuation Notice. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice or Conversion or Continuation Notice, as the case may be, appropriately completed and signed by an Authorized Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice or Conversion or Continuation Notice, as the case may be, (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto, and (vi) where a Borrowing is being requested, the information required by clause (4) of the Loan Notice. If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation in a Conversion or Continuation Notice, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.
          (b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a). In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.03 (and, if such Borrowing is the initial Borrowing, also Section 4.02), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Citibank with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.
          (c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of an Event of Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.
          (d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Citibank’s base rate used in determining the Base Rate promptly following the public announcement of such change.

          (e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten Interest Periods in effect with respect to Loans.
          Section 2.03 Prepayments.
          (a) The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.
          (b) If for any reason the Total Outstandings at any time exceed the Aggregate Commitments then in effect, the Borrower shall immediately prepay Loans in an aggregate amount equal to such excess.
          (c) Loans prepaid pursuant to this Section 2.03 may not be reborrowed.
          Section 2.04 Termination or Reduction of Commitments. (a) The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Commitments or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. three Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, and (iii) the Borrower shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate

Commitments. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.
          (b) The Aggregate Commitments shall be automatically and permanently reduced on the date of any prepayment of the Loans pursuant to Section 2.03 in an amount equal to the principal amount of such prepayment. Any such reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Applicable Percentage.
          (c) If the Initial Borrowing Date shall fail to occur on or prior to the Merger Effective Date, the Aggregate Commitments shall be automatically and permanently terminated on and as of the Merger Effective Date.
          Section 2.05 Repayment of Loans. The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of Loans outstanding on such date.
          Section 2.06 Interest.
          (a) Subject to Section 2.06(b), (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the respective Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the respective Applicable Rate.
          (b) (i) If any principal of or interest on any Loan or any fee or other amount payable by the Loan Parties hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to the Default Rate to the fullest extent permitted by applicable Laws.
          (ii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
          (c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
          Section 2.07 Fees.
          (a) Facility Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a facility fee equal to the respective Applicable Rate times the Aggregate Commitments. The facility fee shall accrue at all times from and including the Closing Date to and including the Maturity Date, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable monthly in arrears on the first Business Day of each calendar month, commencing with December, 2005, and on the Maturity Date (and, if applicable, thereafter on demand).
          (b) Other Fees. The Borrower shall pay to the Administrative Agent the fee in the amount and at the time specified in the Fee Letter. Such fee shall be fully earned when paid and shall not be refundable for any reason whatsoever.
          Section 2.08 Computation of Interest and Fees. All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed when the Base Rate is determined pursuant to clause (b) of the definition of Base Rate. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.10(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
          Section 2.09 Evidence of Debt. The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.
          Section 2.10 Payments Generally; Administrative Agent’s Clawback.
          (a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
          (b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
          (ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.10(b) shall be conclusive, absent manifest error.
          (c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
          (d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 10.04(c).
          (e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

          Section 2.11 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:
          (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
          (ii) the provisions of this Section 2.11 shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section 2.11 shall apply).
The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY
          Section 3.01 Taxes.
          (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Entity in accordance with applicable law.
          (b) Payment of Other Taxes by the Borrower. Without limiting Section 3.01(a), the Borrower shall timely pay any Other Taxes to the relevant Governmental Entity in accordance with applicable law.
          (c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Entity. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
          (d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Entity, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Entity evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
          (e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), on or prior to the Closing Date, or in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 10.06(b) (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.
Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the Closing Date, or in the case of a Foreign Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 10.06(b) (unless the respective Foreign Lender was already a Foreign Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Foreign Lender (and from time to time thereafter upon the request of the Borrower or the Administrative Agent), whichever of the following is applicable:
          (i) duly and validly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,
          (ii) duly and validly completed copies of Internal Revenue Service Form W-8ECI,
          (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate (a “Non-Bank Certificate”) to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or
          (iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly and validly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.
In addition, each Lender agrees that from time to time after the Closing Date provided there has not been a Change in Law that makes it unable to do so, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, it will deliver to the Borrower new duly completed original signed copies of Internal Revenue Service Form W-8ECI, Form W-8BEN (with respect to the benefits of any income tax treaty), or Form W-8BEN (with respect to the portfolio interest exemption) and a Non-Bank Certificate, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement and any Note. Notwithstanding anything to the contrary contained in Section 3.01(a), (x) the Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold income or similar taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, fees or other amounts payable hereunder for the account of any Foreign Lender to the extent that such Lender has not provided to the Borrower United States Internal Revenue Service Forms that establish a complete exemption from such deduction or withholding (or, in the case of a Foreign Lender that has established a reduced rate of withholding, up to such reduced rate) and (y) the Borrower shall not be obligated pursuant to Section 3.01(a) to gross up payments to be made to a Lender in respect of income or similar taxes imposed by the United States if such Lender has not provided the Borrower the Internal Revenue Service Forms required to be provided the Borrower pursuant to this Section 3.01(e).
          (f) Treatment of Certain Refunds. If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.01, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.01 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Entity with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Entity) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Entity. This Section 3.01(f) shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.
          (g) Form W-9. Each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) for United States federal income tax purposes agrees to provide the Borrower with two accurate and complete signed original copies of Internal Revenue Service Form W-9 (Request for Taxpayer Identification Number and Certification), or any successor form, on or prior to the date hereof (or on the date such Lender becomes a Lender hereunder as provided in Section 10.06(b)), when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate.

          (h) Alternative Lending Office. If the Borrower is required to pay Lender any additional amounts pursuant to this Section 3.01, such Lender shall, upon the reasonable request of the Borrower, use reasonable efforts to select an alternative Lending Office which would not result in the imposition of such Taxes or Other Taxes; provided, however, that no Lender shall be obligated to select an alternative Lending Office if such Lender Party determines that (i) as a result of such selection such Lender would be in violation of an applicable law, regulation, or treaty, or would incur unreasonable additional costs or expenses or (ii) such selection would be inadvisable for regulatory reasons or inconsistent with the interests of such Lender.
          Section 3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Entity has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Entity has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.
          Section 3.03 Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a

Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.
          Section 3.04 Increased Costs; Reserves on Eurodollar Rate Loans.
          (a) Increased Costs Generally. If any Change in Law shall:
          (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e));
          (ii) change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or
          (iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender, such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
          (b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

          (c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Section 3.04(a) or (b) and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
          (d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
          (e) Reserves on Eurodollar Rate Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.
          Section 3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
          (a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

          (b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or
          (c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;
including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.
For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.
          Section 3.06 Mitigation Obligations; Replacement of Lenders.
          (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Entity for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then upon request of the Borrower, such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
          (b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Entity for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 10.13.

          Section 3.07 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.
ARTICLE IV
CONDITIONS PRECEDENT TO EFFECTIVENESS AND CREDIT
EXTENSIONS
          Section 4.01 Conditions of Effectiveness. This Agreement shall become effective as of the Closing Date, subject to the following conditions precedent:
          (a) The Administrative Agent shall have received the following, each of which shall be originals or telecopies (followed promptly by originals), each properly executed by an Authorized Officer of the signing Loan Party, and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:
          (i) executed counterparts of this Agreement; and
          (ii) a Note executed by the Borrower in favor of each Lender requesting a Note.
          (b) The Merger Agreement shall be in full force and effect, but the Merger shall not have been consummated, and the Administrative Agent shall have received an executed copy of the consent by Teva Pharmaceuticals Limited to the Transactions.
          (c) The Administrative Agent shall have received payment of all amounts due and payable with respect to reasonable out-of-pocket costs, fees and expenses (including, without limitation, fees payable under the Fee Letter and reasonable legal fees and expenses incurred by its special counsel) incurred through the Closing Date in connection with the Administrative Agent’s due diligence investigation of the Borrower and its Subsidiaries and the negotiation of the Loan Documents.
          Section 4.02 Conditions of Initial Borrowing. The obligation of each Lender to make its initial Loan hereunder on the Initial Borrowing Date is subject to satisfaction of the following conditions precedent:
          (a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by an Authorized Officer of the signing Loan Party, each dated the Initial Borrowing Date (or, in the case of certificates of governmental officials, a recent date before the Initial Borrowing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:
          (i) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Authorized Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Authorized Officer thereof authorized to act as an Authorized Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;
          (ii) the Organization Documents of each Loan Party and such other documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;
          (iii) counterparts of the Guaranty executed by each Material Subsidiary;
          (iv) favorable opinions of Greenberg Traurig, LLP, special counsel to the Loan Parties, as to such matters concerning the Loan Parties and the Loan Documents as the Administrative Agent and Lenders may reasonably request;
          (v) evidence reasonably satisfactory to the Required Lenders that as of the Initial Borrowing Date the Borrower satisfies the Liquidity Test;
          (vi) such other documents as the Administrative Agent, any Lender or their counsel may have reasonably requested; and
          (vii) evidence reasonably satisfactory to the Required Lenders that the Borrower has applied not less than $350,000,000 of its own funds toward payment of the Conversion Price.
          (b) The Merger Agreement shall be in force and effect, but the Merger shall not have been consummated.
          Section 4.03 Conditions to Borrowings. The obligation of each Lender to honor any Loan Notice is subject to the following conditions precedent:
          (a) The representations and warranties of the Borrower and each other Loan Party contained in Article V shall be true and correct in all material respects on and as of the applicable Borrowing Date, both before and after giving effect to the application of proceeds of such Borrowing, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects).
          (b) No Default shall exist, or would result from such proposed Borrowing or from the application of the proceeds thereof.
          (c) The Administrative Agent shall have received a Loan Notice in accordance with the requirements hereof.
          (d) The Administrative Agent shall have received on or prior to such Borrowing Date payment of all reasonable out-of-pocket costs, fees and expenses then owing hereunder or under the Fee Letter.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
          The Borrower represents and warrants to the Administrative Agent and the Lenders that:
          Section 5.01 Organization, Good Standing and Qualification. The Borrower and each of its Significant Subsidiaries is a corporation duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate power and authority to own and operate its material properties and assets and to carry on its business as currently conducted in all material respects and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties and assets or conduct of its business requires such qualification, except where the failure to be so qualified as a foreign corporation or be in good standing would not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect.
          Section 5.02 Corporate Authority. Each Loan Party has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under the Loan Documents and to consummate, on the terms and subject to the conditions thereof, the transactions contemplated thereby, each Loan Document has been duly executed and delivered by each Loan Party thereto and is a valid and legally binding agreement of such Loan Party enforceable against such Loan Party in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).
          Section 5.03 Governmental Filings; No Violations.
          (a) No notices, reports, registrations or other filings are required to be made by any Loan Party with, and no consents, registrations, approvals, permits or authorizations required to be obtained by any Loan Party from, any United States or foreign federal, state, or local governmental or regulatory authority, agency, commission, body or other governmental entity (each a “Governmental Entity”), in connection with the execution and delivery of the Loan Documents and the consummation by each Loan Party of the transactions contemplated hereby, except for those notices, reports, registrations or other filings that have been obtained or which the failure to make or obtain would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect or prevent, materially delay or materially impair the ability of any Loan Party to perform its obligations under the Loan Documents.
          (b) The execution, delivery and performance of the Loan Documents and the Merger Agreement and the consummation by each Loan Party of the transactions contemplated hereby and thereby will not constitute or result in (i) a breach or violation of, or a default under, either the articles of incorporation or by-laws (or comparable governing instruments) of such Loan Party, (ii) a breach or violation of, a default under, the acceleration of any obligations, the loss of any right or benefit, or the creation of a lien, pledge, security interest or other encumbrance on the assets of the Borrower or any Subsidiary of the Borrower (with or without notice, lapse of time or both) pursuant to, any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation not otherwise terminable by the other party thereto on ninety days or less notice (“Contracts”) binding upon the Borrower or any Subsidiary of the Borrower or any Law or governmental or non-governmental permit or license to which the Borrower or any of its Subsidiaries is subject or (iii) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (ii) or (iii) above, (A) as set forth on Schedule 5.1(d)(ii) of the Company Disclosure Schedules and (B) for any breach, violation, default, acceleration, creation or change that would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect or (C) prevent, or materially impair the ability of any Loan Party to consummate the transactions contemplated by the Loan Documents or the Merger Agreement.
          Section 5.04 Financial Statements. The Borrower has furnished to the Lenders (a) the Audited Financial Statements and (b) the unaudited consolidated financial statements of the Borrower and its Subsidiaries for the Fiscal Quarter ended September 30, 2005 (collectively the “Financial Statements”). Each of the Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (ii) fairly present the financial condition of the Borrower and its respective Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and, in the case of such unaudited statements, except for absence of footnotes and normal year-end audit adjustments.
Section 5.05 Disclosure. None of (i) the Company Reports and all other public filings made or to be made by the Borrower or its Subsidiaries under the Securities Act and the Exchange Act (as such terms are defined in the Merger Agreement) when filed, including all forms, registration, proxy and information statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements appertaining thereto, or (ii) the Company Disclosure Schedules or (iii) certain financial information furnished separately in writing by the Borrower to the Arranger in connection with the calculation of the financial covenant levels set forth in Section 7.05, when taken as a whole and, with respect to information described in clauses (ii) and (iii) of this Section 7.05, in its most updated form, contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein not misleading, in light of the circumstances under which they were made.
Section 5.06 Material Adverse Change. Except as described in the Company Reports, no event or condition has occurred since the date of the Audited Financial Statements that has had, or could reasonably be expected to have, a Material Adverse Change.
Section 5.07 Litigation. Except as described in the Company Reports or as set forth on Section 5.1(i) of the Company Disclosure Schedules, there are no civil, criminal or administrative actions, suits, claims, hearings, investigations, reviews or proceedings, including without limitation any challenges to the Borrower or any of its Subsidiaries’ patents under Paragraph IV of the Drug Price Competition and Patent Term Restoration Act of 1984 (collectively, “Litigation Claims”), pending or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries, except for those that would not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect. There are no material SEC inquiries or investigations, other material governmental inquiries or investigations or material internal investigations pending, or to the knowledge of the Borrower, threatened, in each case regarding any accounting practices of the Borrower or any of its Subsidiaries or any malfeasance by any director or executive officer of the Company or any of its Subsidiaries.

          Section 5.08 Employee Benefits.
          (a) Except as set forth on Schedule 5.08 of the IVAX Disclosure Schedules, all Compensation and Benefit Plans of the Borrower and each of its Subsidiaries, to the extent subject to ERISA and the Code, are in compliance in all material respects with the applicable provisions of ERISA, the Code and any other applicable Law. Each Compensation and Benefit Plan of the Borrower and each of its Subsidiaries that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (or opinion letter, if applicable) from the IRS, and nothing has occurred, whether by action or failure to act, that would reasonably be expected to cause the loss of such qualification or that would reasonably be expected to result in penalties or fines to the Borrower or any of its Subsidiaries related to such loss of qualification. There is no material pending or, to the knowledge of the Borrower, threatened litigation or other governmental proceeding relating to any of the Compensation and Benefit Plans of the Borrower and each of its Subsidiaries. Neither the Borrower nor any of its Subsidiaries has engaged in a transaction with respect to any Pension Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject the Borrower or any of its Subsidiaries to a material tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.
          (b) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Borrower or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity that is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”). The Borrower and its Subsidiaries have not incurred and do not expect to incur any withdrawal liability with respect to a multi-employer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the thirty (30) day reporting requirement has not been waived or extended, other than an extension pursuant to Pension Benefit Guaranty Corporation Reg. Section 4043.66, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the twelve (12) month period ending on the date hereof.
          (c) All contributions required to be made under the terms of any Compensation and Benefit Plan of the Borrower and its Subsidiaries subject to United States law have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company Reports. Neither any Pension Plan nor any single-employer plan subject to United States Law of an ERISA

Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no U.S. ERISA Affiliate has an outstanding funding waiver. Neither the Borrower nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan subject to United States law or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.
(d) Neither the Borrower nor its Subsidiaries has any material obligations for, or liabilities with respect to, retiree health and life benefits under any Compensation and Benefit Plan of the Borrower and its Subsidiaries subject to United States law, except for benefits required to be provided under Section 4980B of the Code or any other applicable law requiring continuation of health coverage.
(e) Except as set forth on Section 5.1(j) of the Company Disclosure Schedules: neither the negotiation and execution of Loan Documents nor the consummation of the transactions contemplated hereby will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Compensation and Benefit Plan of the Borrower and its Subsidiaries that will or may result in any payment (whether of severance pay or otherwise), acceleration of payment, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee or former employee of the Borrower or any of its Subsidiaries.
(f) With respect to each Compensation and Benefit Plan of the Borrower and its Subsidiaries not subject to United States law (a “Company Foreign Benefit Plan”): (i) each Company Foreign Benefit Plan is in compliance with applicable Law; (ii) each Company Foreign Benefit Plan required to be registered with a regulatory agency or authority has been registered and has been maintained in good standing with such agency or authority, and (C) as of the Merger Effective Date, except as set forth on Section 5.1(j) of the Company Disclosure Schedules, the fair market value of the assets of each Company Foreign Benefit Plan is sufficient to provide for the accrued benefit obligations with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Company Foreign Benefit Plan.
(g) Notwithstanding anything to the contrary contained in this Section 5.08, the representations and warranties contained in this Section 5.08 shall be deemed to be true and correct unless such failures to be true and correct would reasonably be expected to have a Material Adverse Effect.
Section 5.09 Material Compliance with Laws. The business of the Borrower and its Subsidiaries is being conducted in material compliance with the pertinent Laws of Governmental Entities, including without limitation the laws enforced and regulations issued by the DEA, the Department of Health and Human Services and its constituent agencies, the FDA, the Centers for Medicare & Medicaid Services, and Office of Inspector General, including without limitation the anti-kickback law (Social Security Act §1128B(b)) and analogous laws of the various states, the drug price reporting requirements of titles XVIII and XIX of the Social Security Act, and the laws precluding off-label marketing of drugs, except for violations and alleged violations that are described in the Company Reports or that would not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect or prevent or materially impair the ability of any Loan Party to consummate the transactions contemplated by the Loan Documents or the Merger Agreement. Neither the Borrower nor any of its Subsidiaries is debarred under the Generic Drug Enforcement Act of 1992 or employs or uses the services of any individual who is debarred or, to the Borrower’s knowledge, has engaged in any activity that would reasonably be expected to lead to debarment. Except as described in the Company Reports or as set forth on Section 5.1(k) of the Company Disclosure Schedules, and except for ongoing inspections of the Borrower’s and its Subsidiaries’ manufacturing facilities and product applications, which would not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect, no investigation or review, other than routine inspections by the FDA, by any Governmental Entity with respect to the Borrower or any of its Subsidiaries is pending or, to the knowledge of the Borrower, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for those the outcome of which would not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect or prevent or materially impair the ability of any Loan Party to consummate the transactions contemplated by the Loan Documents or the Merger Agreement. The Borrower and each of its Subsidiaries has, or has applied for, all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals from Governmental Entities necessary to conduct its business as currently conducted, except for those the absence of which would not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect or prevent or materially impair the ability of any Loan Party to consummate the transactions contemplated by the Loan Documents or the Merger Agreement. Neither the Borrower, any of its Subsidiaries nor, to the knowledge of the Borrower, any of the vendors or suppliers of the Borrower or any of its Subsidiaries have been excluded from participation in any federal health care program, as defined under 42 U.S.C. §1320a-7b(f), for the provision of items or services for which payment may be made under such federal health care program, nor been debarred, suspended, proposed for debarment, declared ineligible, or voluntarily excluded by any state or federal department or agency. To the extent matters relating to the Borrower’s and its Subsidiaries’ compliance with any United States or foreign, federal, state or local law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity, each as in effect as of the date hereof regardless of any retroactive effect of any subsequent amendment thereof (collectively, “Laws”), including with respect to Environmental Laws, are more specifically covered elsewhere in this Article V, the provisions of this Section 5.09 shall not apply.
          Section 5.10 Environmental Matters. Except as set forth in the Company Reports or on Section 5.1(m) of the Company Disclosure Schedules and except for such matters that would not be reasonably expected to cause, either individually or in the aggregate, a Material Adverse Effect: (i) the operations of the Borrower and its Subsidiaries are and have been in compliance with all applicable Environmental Laws; (ii) each of the Borrower and its Subsidiaries possesses and maintains in effect all environmental permits, licenses, authorizations and approvals required under applicable Environmental Laws with respect to the properties and business of the Borrower and its Subsidiaries; (iii) neither the Borrower nor any of its Subsidiaries has received any written environmental claim, notice or request for information concerning any violation or alleged violation of any applicable Environmental Law, nor, to the Borrower’s knowledge, is there any existing factual or legal basis for any such claim, notice or request for information; (iv) neither the Borrower nor any of its Subsidiaries has any knowledge of a release or threat of release of any Hazardous Substances in violation of any Environmental Law which would reasonably be expected to result in liability to the Borrower or any of its Subsidiaries at any of its Subsidiaries’ current or former properties or at any other property arising from its or any of its Subsidiaries’ current or former operations; (v) to the Borrower’s knowledge there are no writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits or proceedings pending relating to compliance by the Borrower or any of its Subsidiaries with any environmental permits, licenses, authorizations and approvals required under applicable Environmental Laws or liability of the Borrower or any of its Subsidiaries under any applicable Environmental Law; and (vi) to the Borrower’s knowledge no Lien has been placed upon any of the Borrower’s or its Subsidiaries’ properties (whether owned, leased or managed) under any Environmental Law.
          Notwithstanding any other provision of this Agreement to the contrary (including, but not limited to, Section 5.09), the representations and warranties of the Borrower in this Section 5.10 constitute the sole representations and warranties of the Borrower with respect to any Environmental Law or Hazardous Substance.
          Section 5.11 Tax Matters. Except as set forth on Schedule 5.11 of the IVAX Disclosure Schedules:
          (i) The Borrower and each of its Subsidiaries (A) have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them as of the date hereof and all such filed

Tax Returns are complete and accurate in all material respects; (B) have timely paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that the Borrower or any of its Subsidiaries are otherwise obligated to pay, except with respect to Taxes that are being contested in good faith, and no material penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to any of them on or before the Merger Effective Date; (C) with respect to all material Tax Returns filed by or with respect to any of them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (D) as of the date hereof, do not have any deficiency, audit, examination, investigation or other proceeding in respect of Taxes or Tax matters pending or proposed or threatened in writing; and (E) have provided adequate reserves in accordance with U.S. GAAP in the most recent consolidated financial statements of the Borrower and its Subsidiaries, as disclosed in the Company Reports, for any material Taxes of the Borrower or any of its Subsidiaries that have not been paid, whether or not shown as being due on any Tax Return.
          (ii) Neither the Borrower nor any Subsidiary is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar Contract or arrangement (including any agreement, Contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any Person as a result of or pursuant to any such agreement, Contract, arrangement or commitment.
          (iii) None of the Borrower and its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Merger Effective Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Merger Effective Date under Code Section 481(c) (or any corresponding or similar provision of state, local or foreign income Tax law); (B) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Merger Effective Date; or (C) installment sale or intercompany transaction (as defined in Treasury regulations section 1502-13) made on or prior to the Merger Effective Date.
          (iv) Each of the Borrower and its Subsidiaries has withheld and paid to the appropriate Taxing authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, stockholder or other third party and has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes.

          (v) Neither the Borrower nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return (other than a group whose common parent is the Borrower).
          (vi) Neither the Borrower nor any of its Subsidiaries has any material liability for the Taxes of any Person (other than the Borrower and its Subsidiaries) under Treasury regulation section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.
          (vii) Neither the Borrower nor any of its Subsidiaries has any request for a material ruling in respect of Taxes pending between the Borrower or any Subsidiary and any Tax authority.
          (viii) There is no contract or agreement, plan or arrangement by the Borrower or its Subsidiaries covering any Person that, individually or collectively, would constitute compensation in excess of the deduction limitation set forth in Section 162(m) of the Code, except as described in the Company Reports or as may arise as a result of the Merger.
          (ix) Neither the Borrower nor any of its Subsidiaries has in any year for which the applicable statute of limitations remains open distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.
          (x) The Borrower and its Subsidiaries are, and have at all times been, in compliance with the provisions of Sections 6011, 6111 and 6112 of the Code relating to tax shelter disclosure, registration and list maintenance and with the Treasury Regulations thereunder, and neither the Borrower nor any of the Subsidiaries has engaged in or entered into a “listed transaction” with the meaning of Treasury Regulation Sections 1.6011-4(b)(2), 301.6111-2(b)(2) or 301.6112-1(b)(2)(A). No IRS Form 8886 has been filed with respect to the Borrower or any Subsidiary.
          (xi) Neither the Borrower nor any of its Subsidiaries or affiliates has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Merger and the Subsequent Merger, taken together, from qualifying as a reorganization within the meaning of Section 368 of the Code (a “368 Reorganization”).
          Section 5.12 Labor Matters. Neither the Borrower nor any of its Subsidiaries is the subject of any material proceeding asserting that the Borrower or any of its Subsidiaries has committed an unfair labor practice or any other violation of law relating to employee matters, nor since January 1, 2004 has there been any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving the Borrower or any of its Subsidiaries, except for those that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
          Section 5.13 Intellectual Property. Except as set forth on Section 5.1(p) of the Company Disclosure Schedules or as disclosed in the Company Reports:
          (i) The Borrower and each of its Subsidiaries owns, or is licensed or otherwise possesses sufficient legally enforceable rights to use and enforce all Intellectual Property Rights, except for any such failures to own, be licensed, possess or enforce that, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect.
          (ii) Except for such matters that, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect, (A) to the Borrower’s knowledge, the use of any Intellectual Property Rights by the Borrower or its Subsidiaries does not conflict with, infringe upon, violate or interfere with, or constitute an appropriation of any right, title, interest or goodwill, including any valid patent, trademark, trade name, service mark or copyright or other intellectual property right of any other Person and (B) except with respect to ANDAs filed in the United States under paragraph IV of the Hatch-Waxman Act or with respect to applications for approval of generic pharmaceutical products filed under comparable laws or regulations in territories outside the United States, neither the Borrower nor any of its Subsidiaries has received written notice of any claim or otherwise has knowledge that any Intellectual Property Right is invalid or conflicts with any such asserted right of any other Person.
          Section 5.14 Title to Properties. Except as set forth in the Company Reports, the Borrower and each of its Subsidiaries has good and valid title to all of its material properties and assets, free and clear of all mortgages, liens, pledges, charges, security interests, encumbrances or other adverse claims of any kind in respect of such property or asset (collectively, “Liens”), except Liens for taxes not yet due and payable and such Liens or other imperfections of title, if any, that, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect. All leases pursuant to which the Borrower and each of its Subsidiaries leases from others material real or personal property are valid and effective in accordance with their respective terms, subject to the Bankruptcy and Equity Exception, and there is not, under any of such leases, any existing default or event of default of the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, any other party (or any event which with notice or lapse of time, or both, would constitute a material default), that, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect.

          Section 5.15 Material Contracts. Except as set forth on Schedule 5.15 to the IVAX Disclosure Schedules, neither the Borrower nor any of its Subsidiaries has breached, or received in writing any claim that it has breached any of the terms and conditions of any Contract to which it is a party or by which it is bound in such a manner as, individually or in the aggregate, would be reasonably expected to have a Borrower Material Adverse Effect. Each Contract to which the Borrower or any of its Subsidiaries is a party or by which it is bound that has not expired or terminated by its terms is valid and in full force and effect, binding upon the Borrower or such Subsidiary in accordance with its terms, subject to the Bankruptcy and Equity Exception, except where the failure to be valid and in full force and effect or not binding, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect.
          Section 5.16 Product Liability. Except as disclosed in the Company Reports, (i) no product liability claims have been asserted in writing against the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, threatened in writing against the Borrower or any of its Subsidiaries relating to any of their products or product candidates developed, tested, manufactured, marketed, distributed or sold by the Borrower or any of its Subsidiaries, except for claims that, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect. There is no material judgment, order or decree outstanding against the Borrower or any of its Subsidiaries relating to product liability claims or assessments.
          Section 5.17 Insurance. The Borrower maintains for itself and its Subsidiaries insurance policies covering the assets, business, equipment, properties, operations, employees, directors and officers, and product warranty and liability claims, and such other forms of insurance in such amounts, with such deductibles and against such risks and losses as, in its judgment, are reasonable for the business and assets of the Borrower and its Subsidiaries. All such insurance policies are in full force and effect, all premiums due and payable thereon have been paid, and the Borrower and its Subsidiaries are otherwise in compliance with the terms and conditions of such policies and bonds except for failures to so comply that, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect.
          Section 5.18 Transactions with Affiliates. Except as disclosed on Schedule 7.03 of the IVAX Disclosure Schedules or in the Company Reports, no present or former affiliate of the Borrower has, or since December 31, 2002 has had, (i) any interest in any material property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to any of the businesses of the Borrower or any of its Subsidiaries, (ii) has had material business dealings or a material financial interest in any transaction with the Borrower or any of its Subsidiaries (other than compensation and benefits received in the ordinary course of business as an employee or director of the Borrower or any of its Subsidiaries) or (iii) any material equity interest or any other material financial or profit interest in any Person that has had business dealings or a material financial interest in any transaction with the Borrower or any of its Subsidiaries.
          Section 5.19 Federal Reserve Regulations. No Loan Party nor any Subsidiary is engaged, directly or indirectly, principally, or as one of its important activities, in the business of extending, or arranging for the extension of, credit for the purpose of purchasing or carrying Margin Stock. No part of the proceeds of any Loan will be used in a manner which would violate, or result in a violation of, Regulation U or Regulation X of the FRB. Neither the making of any Loan hereunder nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulation U or Regulation X. Following the application of the proceeds of the Loans, less than 25% of the value (as determined by any reasonable method) of the assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder, taken as a whole, will be represented by Margin Stock.
          Section 5.20 Investment Company. No Loan Party nor any Subsidiary is, or after giving effect to any Borrowing will be, an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
          Section 5.21 Purpose of Loans. The proceeds of the Loans shall be used solely to pay the Conversion Price.
          Section 5.22 Merger Agreement. All of the Borrower’s representations and warranties contained in the Merger Agreement, are true and correct in all material respects (except that any representation and warranty therein that is qualified as to “materiality” or “Company Material Adverse Effect” shall be true and correct in all respects) and the Borrower is in compliance with its obligations under the Merger Agreement in all material respects.
          Section 5.23 Material Subsidiaries. Set forth on Schedule 5.23 of the IVAX Disclosure Schedules is a true, correct and complete list of all Material Subsidiaries of the Borrower.
          Section 5.24 Solvency. Each Loan Party is, individually and together with its Subsidiaries, Solvent.
          Section 5.25 No Other Representations or Warranties. Except for the representations and warranties contained in this Article V, neither the Borrower nor any other Person makes any other express or implied representation or warranty on behalf of the Borrower or any of its Subsidiaries.

ARTICLE VI
AFFIRMATIVE COVENANTS
          From and after the Closing Date, so long as any Lender shall have any Commitment hereunder or any Loan or other Obligation (other than contingent indemnification obligations with respect to unasserted claims) hereunder shall remain unpaid or unsatisfied, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.04, 6.11 and 6.13) cause each Subsidiary to:
          Section 6.01 Financial Reporting. Maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with GAAP, consistently applied, and furnish to the Administrative Agent (for distribution to each Lender):
          (a) As soon as practicable and in any event within 90 days after the close of each Fiscal Year, the consolidated statements of income, retained earnings and cash flow of the Borrower and its Subsidiaries for such Fiscal Year, and the related consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the preceding Fiscal Year, accompanied by an opinion of certified public accountants of recognized standing which are reasonably satisfactory to the Administrative Agent, which opinion shall not be limited as to scope or contain a “going concern” or like qualification or exception and shall state that such financial statements fairly present the consolidated financial condition and results of operations, as the case may be, of the Borrower and its Subsidiaries in accordance with GAAP as at the end of, and for, such Fiscal Year.
          (b) As soon as practicable and in any event within 60 days after the close of each of the first three Fiscal Quarters of each Fiscal Year, the consolidated unaudited balance sheets of the Borrower and its Subsidiaries as at the close of each such period and related consolidated statements of income, retained earnings and cash flow for the period from the beginning of such Fiscal Year to the end of such Fiscal Quarter, in each case setting forth in comparative form results of the corresponding period in the preceding Fiscal Year, all certified by a Financial Officer of the Borrower as fairly presenting the consolidated financial condition and results of operations of the Borrower and its Subsidiaries for such period in accordance with GAAP (subject to normal year-end adjustments and the absence of footnotes).
          (c) Together with the financial statements required by Sections 6.01(a) and (b), a compliance certificate signed by a Financial Officer of the Borrower showing the calculations necessary to determine compliance with Section 7.05 of this Agreement and stating that no Default has occurred and is continuing, or if a Default has occurred and is continuing, stating the nature and status thereof and the details of any action taken or proposed to be taken with respect thereto.
          (d) As soon as possible and in any event within 10 days after an executive officer of the Borrower knows that any Termination Event has occurred that, when taken together with all other Termination Events that have occurred, could result in a material liability to the Loan Parties, a statement, signed by a Financial Officer of the Borrower, describing such Termination Event and the action which the Borrower proposes to take with respect thereto.
          (e) Promptly upon the filing thereof, copies of all filings and annual, quarterly, monthly or other regular reports which the Borrower or any Subsidiary files with the SEC.
          (f) Subject to Section 10.07, such other information regarding the operations, business affairs and financial condition of a Loan Party or Subsidiary or compliance with this Agreement as the Administrative Agent or any Lender may from time to time reasonably request.
          Information required to be delivered pursuant to Sections 6.01(a) and (b) and Section 6.01(e) shall be deemed to have been delivered on the date on which the Borrower provides written notice to the Lenders that such information has been posted on the Borrower’s website on the Internet at http://www.ivax.com or at http://www.sec.gov; provided that such notice may be included in the certificates delivered pursuant to Section 6.01(c); provided further that the Borrower shall deliver paper copies of the information referred to in Section 6.01(d) and that, if any Lender requests delivery thereof, the Borrower shall deliver to such Lender paper copies of the information referred to in Sections 6.01(a) and (b) and Section 6.01(e) within five Business Days after delivery is otherwise required hereunder.
          The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger may make available to the Lenders materials or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger and the Lenders to treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”
          Section 6.02 Notices. Notify the Administrative Agent and each Lender promptly, but in any event not later than five Business Days (unless otherwise indicated below) after an executive officer of the Borrower obtains knowledge thereof, of the following:
          (a) The occurrence of any Default if such Default is continuing.
          (b) The occurrence of any other development, financial or otherwise, relating specifically to the Borrower or any Subsidiaries (and not of a general economic or political nature) which could reasonably be expected to have a Material Adverse Effect.
          (c) Any judicial or administrative order limiting or controlling the business of the Borrower or any of its Subsidiaries (and not the industry in which the Borrower or such Subsidiary is engaged generally) which has been issued or adopted which could reasonably be expected to have a Material Adverse Effect.
          (d) The commencement of any litigation which could reasonably be expected to result in a Material Adverse Effect.
          (e) Within one Business Day of such information being announced publicly, the date established as the closing date for the consummation of the Merger.
          (f) Any amendment or material waiver in connection with the Merger Agreement, copies of which the Borrower shall promptly deliver to the Administrative Agent.
          Section 6.03 Use of Proceeds. Use the proceeds of the Loans for the purposes described in Section 5.21. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of Regulation U or Regulation X of the Regulations of the FRB.
          Section 6.04 Conduct of Business. Except as contemplated in connection with the Merger or in the Company Disclosure Schedules, conduct its business only in the ordinary and usual course in all material respects and, to the extent consistent therewith, it and its Subsidiaries shall use their respective commercially reasonable efforts to (i) subject to prudent management of workforce needs and ongoing programs currently in force, preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, employees and business associates, (ii) maintain and keep material properties and assets in good repair and condition and (iii) maintain in effect all material governmental permits pursuant to which such party or any of its Subsidiaries currently operates.
          Section 6.05 Taxes. (i) File all material Tax Returns required to be filed with any taxing authority in accordance with all applicable laws, (ii) timely pay all taxes due and payable as shown in the respective Tax Returns that are so filed and, as of the time of filing, the Tax Returns will be based on tax positions that have substantial support, and (iii) promptly notify the Administrative Agent of any action, suit, proceeding, investigation, audit or claim initiated or pending against or with respect to the Borrower or any of its Subsidiaries in respect of any Tax where there is a reasonable possibility of a determination or decision that would reasonably be expected to have a Material Adverse Effect on the Tax liabilities or other Tax attributes of the Borrower or its Subsidiaries.
          Section 6.06 Insurance. Maintain with financially responsible insurance companies (or through self insurance) insurance in such amounts and against such risks and losses as are consistent with the insurance maintained by the Borrower and its Subsidiaries in the ordinary course of business consistent with past practice.
          Section 6.07 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to which it may be subject, the failure to comply with which could reasonably be expected to have a Material Adverse Effect.
          Section 6.08 Access. Upon reasonable notice, and except as may otherwise be required or restricted by applicable Law, afford the officers, employees, counsel, accountants and other authorized representatives of the Administrative Agent and each Lender reasonable access, during normal business hours, to its executive officers, to its properties, books, contracts and records and furnish promptly all information concerning its business, properties, personnel and Litigation Claims as may reasonably be requested but only to the extent such access does not unreasonably interfere with the business or operations of the Borrower or its Subsidiaries; provided that no investigation pursuant to this Section 6.08 shall affect or be deemed to modify any representation or warranty made by the Borrower in this Agreement; provided that neither the Borrower nor any of its Subsidiaries shall be required to provide information (a) in breach of applicable Law, (b) that is subject to confidentiality obligations or

(c) where disclosure would affect attorney-client privilege. All requests for information made pursuant to this Section 6.08 shall be directed to an executive officer of the Borrower or its financial advisor or such other Person as may be designated by its executive officers.
          Section 6.09 Payment of Material Obligations. Pay its obligations (other than under agreements and other instruments evidencing Debt, except where failure to pay such Debt would constitute an Event of Default under Section 8.01(e)), including Tax liabilities, that if not paid, could reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where the validity or amount thereof is being contested in good faith by appropriate proceedings and the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP.
          Section 6.10 New Material Subsidiaries. Cause each Person that shall at any time after the Closing Date become a Material Subsidiary to enter into the Guaranty no later than 30 days after such Person shall become a Material Subsidiary.
          Section 6.11 Merger Agreement. Comply with each of its obligations under the Merger Agreement in all material respects.
          Section 6.12 Conversion Notices and Verifications. Unless otherwise previously furnished in connection with the delivery of a Loan Notice, (a) deliver to the Administrative Agent, in a reasonable manner and from time to time as and when received by the Borrower, copies of each notice of conversion or, in the case of the 2001 Indenture, option to elect to purchase notice and (b) deliver to the Administrative Agent, promptly following the scheduled date of a Conversion, evidence reasonably satisfactory to the Required Lenders of the conversion or repurchase, as applicable, of the Convertible Notes.
ARTICLE VII
NEGATIVE COVENANTS
          From and after the Closing Date, so long as any Lender shall have any Commitment hereunder or any Loan or other Obligation (other than contingent indemnification obligations with respect to unasserted claims) hereunder shall remain unpaid or unsatisfied:
          Section 7.01 Debt. The Borrower shall not, nor shall it permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Debt other than (a) Debt under the Loan Documents, (b) Debt outstanding on the Closing Date and set forth in the Company Reports, (c) in the case of the Borrower, Debt that does not constitute an obligation for borrowed money, (d) Debt of the Borrower to any Guarantor or Debt of any Guarantor to the Borrower or any other Guarantor, in each case, incurred in the ordinary course of business and (e) Debt of non-U.S. Subsidiaries consisting of short-term borrowings and lines of credit not exceeding $25,000,000 in the aggregate for operations in the normal course of business.
          Section 7.02 Fiscal Year; Nature of Business. The Borrower shall not, nor shall it permit any other Loan Party to, directly or indirectly:
          (a) Substantively alter the general character of its business from that conducted by such Person as of the Closing Date; or
          (b) Change its Fiscal Year to end on any date other than December 31 of each year.
          Section 7.03 Transactions With Affiliates. The Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly, sell or transfer any assets to, or purchase or acquire any assets of, or otherwise engage in any transaction with, any of its respective Affiliates, except in the ordinary course of business or as disclosed in the Company Reports or on Schedule 7.03 to the IVAX Disclosure Schedules and upon fair and reasonable terms no less favorable than the Borrower or Subsidiary could obtain or could be entitled to in an arm’s-length transaction with a Person which is not an Affiliate.
          Section 7.04 Merger Agreement. The Borrower shall not alter, amend or otherwise change or supplement, or waive any condition of, the Merger Agreement or any other agreement, instrument or document relating to the Merger in any respect that is material to the repayment of the Loans.
          Section 7.05 Financial Covenants. The Borrower shall:
          (a) Leverage Ratio. Not permit the ratio of (i) Consolidated Debt as of the last day of any Fiscal Quarter ending after September 30, 2005 less $350,000,000 to (ii) Consolidated EBITDA for the 12-month period ending on the last day of such Fiscal Quarter to be greater than 3.5 to 1.00.
          (b) Interest Coverage Ratio. Not permit the ratio of (i) Consolidated EBITDA for the 12-month period ending on the last day of a Fiscal Quarter ending after September 30, 2005, less Consolidated Capital Expenditures for such 12-month period to (ii) Consolidated Interest Expense for such 12-month period, to be less than 5.00 to 1.00.
          (c) Net Worth. Not permit the Consolidated Net Worth, as of the end of any Fiscal Quarter ending after September 30, 2005, to be less than $1,600,000,000.

          (d) Liquidity Test. From and after December 15, 2005, not permit the Borrower’s cash or Cash Equivalents in excess of working capital needs for normal operations to be less than $350,000,000 minus all amounts paid by the Borrower for Conversion Price in accordance with the terms of the Indentures.
          Section 7.06 Lease Obligations. The Borrower will not create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any obligations as lessee for the rental or hire of real or personal property of any kind under leases or agreements to lease other than in the ordinary course of business and consistent with past practice of the Borrower or such Subsidiary, as the case may be.
          Section 7.07 Additional Restrictions.
          (a) The Borrower shall not (i) amend its articles of incorporation or by-laws or the comparable governing instruments of any of its Subsidiaries except for such amendments that would not prevent or materially impair the repayment of the Loans or the consummation of the transactions contemplated by this Agreement or by the Merger Agreement; (ii) split, combine or reclassify its outstanding shares of capital stock; (iii) declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock (other than dividends from its direct or indirect wholly-owned Subsidiaries to it or a wholly-owned Subsidiary) or (iv) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock (other than for the purpose of funding or providing benefits under Company Stock Option Plans or as may be required under the Indentures (including any tender offers in respect thereof) or the FGIT Warrant).
          (b) Neither the Borrower nor any of its Subsidiaries shall, other than in the ordinary and usual course of business and other than transactions not in excess of $20,000,000 in the aggregate, transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any other property or assets (including capital stock of any of its Subsidiaries).
          (c) Except as disclosed on Schedule 7.07(c) of the IVAX Disclosure Schedules, neither the Borrower nor any of its Subsidiaries shall, by any means, make any acquisition of, or investment in, assets or stock (whether by way of merger, consolidation, tender offer, share exchange or other activity) in any transaction or any series of transactions (whether or not related) for an aggregate purchase price or prices, including the assumption of any debt, in excess of $20,000,000 in the aggregate.

          (d) Neither the Borrower nor any of its Subsidiaries shall, other than in the ordinary and usual course of business, (i) to the extent commercially reasonable, modify, amend, or terminate any Contract that is material to the Company and its Subsidiaries taken as a whole, (ii) waive, release, relinquish or assign any such Contract (or any of the material rights of the Borrower, or any of its Subsidiaries thereunder), right or claim, except in exchange for something of similar value or benefit, or (iii) cancel or forgive any material indebtedness owed to the Borrower or any of its Subsidiaries (other than indebtedness owing by the Borrower or any of its Subsidiaries).
          (e) Except as disclosed on Schedule 7.07(e) of the IVAX Disclosure Schedules, neither the Borrower nor any of its Subsidiaries shall (i) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, recapitalization or other similar reorganization, other than with respect to an immaterial Subsidiary or the consolidation of operating Subsidiaries, or (ii) accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates, other than in the usual and ordinary course of business.
          (f) Except in the ordinary and usual course of business or as may be required by applicable Law and except to the extent required by GAAP as advised by such party’s regular independent accountants, neither the Borrower nor any of its Subsidiaries shall change any material accounting principle, practice or method in a manner that is inconsistent with past practice.
          (g) The Borrower shall not, and shall not permit any of its Subsidiaries to, take any action that would reasonably be expected to (a) result in any representation or warranty of such party set forth in this Agreement that is qualified by materiality or Material Adverse Effect becoming untrue, (b) result in any such representation or warranty that is not so qualified becoming untrue in any material respect, (c) result in any of the conditions to the Merger set forth in the Merger Agreement not being satisfied or (d) otherwise prevent or materially impair or delay the ability of such party to consummate the transactions on the terms contemplated by the Merger Agreement.
          (h) Neither the Borrower nor any of its Subsidiaries shall make any Tax election or settle or compromise any material Tax liability.
          (i) Neither the Borrower nor any of its Subsidiaries shall consent to a settlement of, or the entry of any judgment arising from, any Litigation Claim, if such settlement or judgment (i) requires from the Borrower or any of its Subsidiaries a payment in an amount in excess of $10,000,000 or (ii) limits or prohibits in any respect the Borrower or any of its Subsidiaries (A) from competing with any other Person, (B) from acquiring any product or other asset or any services from any other Person, (C) from developing, selling, supplying, distributing, offering, supporting or servicing any product or any technology or other asset to or for any other Person or (D) from transacting business or dealing in any other manner with any other Person.
          (j) Neither the Borrower nor any of its Subsidiaries will authorize or enter into an agreement to do anything prohibited by the foregoing.
          Section 7.08 Certain Exceptions. Notwithstanding anything herein to the contrary, Borrower and any of its Subsidiaries may take any actions expressly required by Law, the rules of the American Stock Exchange, any contracts or instruments to which they are party in effect on the date hereof or by the Merger Agreement (as in effect on the date hereof) or the documents contemplated thereby.
ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES
          Section 8.01 Events of Default. Any of the following shall constitute an Event of Default:
          (a) Non-Payment. (i) The Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise; or (ii) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (i)) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five days; or
          (b) Representations and Warranties. Any representation or warranty made or deemed made by or on behalf of the Borrower to the Lenders or the Administrative Agent under or in connection with this Agreement or the Transactions, shall be false in any material respect on the date as of which made, deemed made, or delivered; or
          (c) Specific Covenants. The breach by the Borrower or any Subsidiary of any of the terms or provisions of Sections 6.02, 6.03, 6.04, 6.06, 6.09, 6.12, 6.13 or Article VII; or
          (d) Other Defaults. The breach by the Borrower (other than breaches specified in Section 8.01(a), (b) or (c)) or any other Loan Party of any of the terms or provisions of this Agreement or any other Loan Document which is not remedied within 30 days after the earlier of (i) the date by which notice of such breach would be required to be given by the Borrower or such other Loan Party under this Agreement or such other

Loan Document and (ii) written notice from the Administrative Agent or any Lender to the Borrower or other applicable Loan Party; or
          (e) Cross-Default. The failure by the Borrower or any Subsidiary to make any payment of principal or interest under any agreement or agreements under which any Debt aggregating in excess of the Threshold Amount was created or is governed when due and payable (beyond any applicable grace period), or the occurrence of any other event or existence of any other condition, the effect of any of which is to cause, or to permit the holder or holders of such Debt to cause, such Debt to become due prior to its stated maturity; or any such Debt of the Borrower or any Subsidiary shall be declared to be due and payable or required to be prepaid (other than by regularly scheduled payment) prior to the stated maturity thereof; or
          (f) Insolvency Proceedings, Etc. The Borrower or any of its Significant Subsidiaries shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or its property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it as bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, rehabilitation, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate action to authorize or effect any of the foregoing actions set forth in this Section 8.01(f) or (vi) become unable to pay, not pay, or admit in writing its inability to pay, its debts generally as they become due; or
          (g) Proceedings. (i) Without the application, approval or consent of the Borrower or any of its Significant Subsidiaries, a receiver, trustee, examiner, liquidator, conservator or similar official shall be appointed for the Borrower or any of its Significant Subsidiaries or its property, or a proceeding described in Section 8.01(f)(iv) shall be instituted against the Borrower or any of its Significant Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 consecutive days; or
          (h) Judgments. There is entered against the Borrower or any of its Significant Subsidiaries (i) a final judgment or order for the payment of money in excess of the Threshold Amount (or multiple judgments or orders for the payment of an aggregate amount in excess of the Threshold Amount) which has not been paid, bonded or otherwise discharged within 60 days after such judgment becomes final, or (ii) any non-monetary final judgment that has, or could reasonably be expected to have, a

Material Adverse Effect which has not been bonded or discharged within 60 days after such judgment becomes final and, in either case, such judgment or order has not been stayed on appeal or is not otherwise being appropriately contested in good faith; provided, however, that any such judgment or order shall not give rise to an Event of Default under this Section 8.01(h) if and for so long as (x) the Borrower or such Significant Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (y) (A) the amount of such judgment or order which remains unsatisfied is covered by a valid and binding policy of insurance between the defendant and the insurer covering full payment thereof (subject to customary and reasonable deductibles) and (B) such insurer has been notified, and has not disputed (other than by customary reservation of rights without denial of coverage) the claim made for payment, of the amount of such judgment or order; or
          (i) Change of Control. There occurs any Change of Control; or
          (j) Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations (other than contingent indemnity obligations with respect to unasserted claims), ceases to be in full force and effect other than by reason of a breach of this Agreement by a party hereto other than the Loan Parties; or any Loan Party contests in any manner in writing the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document except by reason of payment in full of all Obligations (other than contingent indemnity obligations with respect to unasserted claims), or purports to revoke, terminate or rescind any provision of any Loan Document except pursuant to the express terms thereof.
          Section 8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
          (a) declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;
          (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

          (c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Administrative Agent or any Lender.
          Section 8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.
ARTICLE IX
ADMINISTRATIVE AGENT
Section 9.01 Appointment and Authority.

Each of the Lenders hereby irrevocably appoints Citicorp North America, Inc. to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article IX are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.
          Section 9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
          Section 9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
          (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
          (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and
          (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
          Section 9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
          Section 9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective

Related Parties. The exculpatory provisions of this Article IX shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
          Section 9.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for in this Section 9.06. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided in this Section 9.06). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article IX and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
          Section 9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
          Section 9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, the Arranger shall not have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents.
ARTICLE X
MISCELLANEOUS
          Section 10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
          (a) waive any condition set forth in Section 4.01 without the written consent of each Lender;
          (b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;
          (c) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;
          (d) reduce the principal of, or the rate of interest specified herein on, any Loan, or any fees or other amounts payable hereunder or under any other Loan Document that would result in a reduction of any interest rate on any Loan or any fee payable hereunder without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;
          (e) change Section 2.11 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;
          (f) change any provision of this Section 10.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or
          (g) release any Guarantor from the Guaranty without the written consent of each Lender;
and, provided further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.
          Section 10.02 Notices; Effectiveness; Electronic Communication.
          (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 10.02(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
          (i) if to the Borrower or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and
          (ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in Section 10.02(b), shall be effective as provided in Section 10.02(b).
          (b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
          (c) Change of Address, Etc. Each of the Borrower and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent.
          (d) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the

Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
          Section 10.03 No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
          Section 10.04 Expenses; Indemnity; Damage Waiver.
          (a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.04, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
          (b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof) and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Substances on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.
          (c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Section 10.04(a) or (b) to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this Section 10.04(c) are subject to the provisions of Section 2.10(d).
          (d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in Section 10.04(b) shall be liable for any damages arising from the use by unintended or unauthorized recipients of any information or other materials distributed by it through telecommunications, electronic or other similar information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
          (e) Payments. All amounts due under this Section 10.04 shall be payable not later than ten Business Days after demand therefor.
          (f) Survival. The agreements in this Section 10.04 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.
          Section 10.05 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
          Section 10.06 Successors and Assigns.
          (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with Section 10.06(b), (ii) by way of participation in accordance with Section 10.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f), (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby,

Participants to the extent provided in Section 10.06(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          (b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that
          (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);
          (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;
          (iii) any assignment of a Commitment must be approved by the Administrative Agent (such consent not be unreasonably withheld or delayed), unless the Person that is the proposed assignee is itself a Lender or an Affiliate of a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and
          (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.06(c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.06(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).
          (c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender wishing to consult with other Lenders in connection therewith may request and receive from the Administrative Agent a copy of the Register. An assignee that is a Foreign Lender shall satisfy the requirements of Section 3.01(e).
          (d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement;

provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to Section 10.06(e), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.10 as though it were a Lender.
          (e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.
          (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
          (g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
          Section 10.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) as required in connection with the transactions hereunder to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives;

provided that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed, and the Administrative Agent and/or the applicable Lender, as the case may be, will use reasonable best efforts to cause such Person (not including initiating any litigation, arbitration or proceeding) to keep such Information confidential, (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.07, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 10.07 or (y) becomes available to the Administrative Agent, any Lender, or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower if the source is not known to such Person to be subject to a confidentiality agreement with a Loan Party with respect thereto.
For purposes of this Section 10.07, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Borrower or any of its Subsidiaries if the source is not known to be subject to a confidentiality agreement with a Loan Party with respect thereto, provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is reasonably identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 10.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Information which subject to this Section 10.07 shall not be used by the Administrative Agent or any Lender in violation of applicable Law.
          Section 10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and their respective Affiliates under this Section 10.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
          Section 10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
          Section 10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and the Fee Letters constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
          Section 10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof until repayment in full of all Obligations. Such representations and warranties have been or will be relied upon by the

Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.
          Section 10.12 Severability. If any provision of this Agreement or the other Loan Documents is held by a court of competent jurisdiction to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties hereto shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
          Section 10.13 Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Entity for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
          (a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);
          (b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
          (c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

          (d) such assignment does not conflict with applicable Laws.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
          Section 10.14 Governing Law; Jurisdiction; Etc.
          (a) Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York.
          (b) Submission to Jurisdiction. The Borrower and each other Loan Party irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Courts of the State of New York sitting in the County of New York and of the United States District Court of the Southern District of New York, and any appellate Court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State Court or, to the fullest extent permitted by applicable law, in such Federal Court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any other Loan Party or its properties in the Courts of any jurisdiction.
          (c) Waiver of Venue. The Borrower and each other Loan Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any Court referred to in paragraph (b) of this Section 10.14. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
          (d) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.02. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

          Section 10.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
          Section 10.16 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.
[Remainder of page intentionally left blank; signature pages follow]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

THE BORROWER

IVAX CORPORATION

By:	/s/ Neil Flanzraich

Name:
Title:

THE ADMINISTRATIVE AGENT

CITICORP NORTH AMERICA, INC.

By:	/s/ Allen Fisher

Name:
Title:

THE LENDERS

CITICORP NORTH AMERICA, INC.

By:	/s/ Allen Fisher

Name:
Title: